LAWSON PRODUCTS COOPERATING WITH FEDERAL AUTHORITIES

DES PLAINES, IL, January 19, 2006 – Lawson Products Inc. (NASDAQ: LAWS) today said that it has been cooperating with an investigation by the U. S. Attorney’s Office for the Northern District of Illinois, which executed a search warrant for records and files at the company’s headquarters and has submitted a document subpoena to which the company is responding.

The ongoing investigation involves whether Lawson representatives have provided inappropriate gifts to purchasing agents, including government purchasing agents. The Board of Directors of the company has formed a special committee to oversee an internal investigation of the matter.

Lawson Products is an international leader in seller and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement market. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction, and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “unlikely,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: excess and obsolete inventory; the impact of governmental investigations; disruptions of the company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking or other statements contained herein whether as a result of new information, future events or otherwise.

For more information, visit http://www.lawsonproducts.com.